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                                                                    EXHIBIT 5.1


                        [Golden Telecom, Inc. Letterhead]

                                October 19, 2001


Golden Telecom, Inc.
Representation Office of Golden TeleServices, Inc.
12 Trubnaya Street
Moscow, Russia
103045

Ladies and Gentlemen:

                  I have acted as General Counsel for Golden Telecom, Inc., a Delaware corporation ("GTI"), and have advised GTI in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to the Registration Statement on Form S-8 (the "Registration Statement") of GTI with respect to 269,449 shares (the "Shares") of common stock, par value $0.01 per share of GTI ("Common Stock"). The Shares will be issued from time to time to GTI in connection with GTI's 1999 Equity Participation Plan.

                  In that capacity, I have reviewed the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of other documents, corporate records, certificates and other instruments as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies.

                  Based on the foregoing, I am of the opinion that the Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Experts" in the Prospectus constituting part of the Registration Statement.

                                                  Very truly yours,


                                                  /s/  JEFFREY A. RIDDELL
                                                  ------------------------------
                                                  General Counsel